Exhibit 21.1

Sound Point Direct Lending BDC

Sound Point Direct Lending BDC SPV LLC

Delaware

100% Ownership

Sound Point Direct Lending BDC

Delaware Statutory Trust

Investment Manager

Sound Point Capital Management, LP

U.S. Registered Investment Advisor

December 31, 2025